As filed with the Securities and Exchange Commission on February 6, 2008
     Registration No. 333-147480

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Pre-Effective Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURAL HEALTH TRENDS CORP.
(Exact name of registrant as specified in its charter)

Delaware	59-2705336
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2050 Diplomat Drive
Dallas, Texas 75234
(972) 241-4080
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary C. Wallace
General Counsel
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas 75234
(972) 241-4080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John B. McKnight
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Dated February 6, 2008

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

NATURAL HEALTH TRENDS CORP.
1,700,000 shares of common stock issuable in connection with $4,250,000 face amount variable rate convertible debentures
1,495,952 shares of common stock issuable upon exercise of warrants
     This prospectus relates to the disposition of up to a total of 3,195,952 shares of our common stock, par value $0.001, that may be offered from time to time by the selling stockholders listed on page 27 or their transferees. The shares being offered by this prospectus consist of:

•	up to 1,700,000 shares issuable upon conversion of variable rate convertible debentures in the aggregate face amount of $4,250,000; and

•	up to 1,495,952 shares issuable upon the exercise of warrants held by the selling stockholders;

     This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described debentures and warrants by reason of stock splits, stock dividends, or similar events. The foregoing debentures and warrants were acquired by the selling stockholders in a private placement financing completed in October 2007.
     We will receive no proceeds from the disposition of shares of our common stock by the selling stockholders. We will receive proceeds of $3.52 per share from the exercise of any of the warrants, except to the extent that any such warrants are exercised on a cashless basis.
     For a description of the plan of distribution of the shares, please see page 35 of this prospectus.
     Our common stock is quoted on The NASDAQ Global Market under the symbol “BHIP.” The closing price of our common stock on February 5, 2008 was $0.94 per share.
     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE “RISK FACTORS” BEGINNING ON PAGE 6.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of the prospectus is                                    , 2008.

You should rely only on the information contained in or incorporated by reference into this document or to which we have referred you. We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this prospectus, other than statements of historical facts, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives are forward-looking statements. When used in this prospectus, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “would,” “may,” “plan,” “predict,” “pursue,” “continue,” “feel” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
     We cannot guarantee future results, levels of activity, performance or achievements, and you should not place reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in “Risk Factors,” and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic investments. In addition, any forward-looking statements represent our expectation only as of the date of this prospectus and should not be relied on as representing our expectations as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our expectations change.
     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus under “Risk Factors.”
     Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in each of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our financial statements and the related notes included therein.
     Forward-looking statements in this prospectus speak only as of the date hereof. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to prospectus any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Unless otherwise noted, the terms “we,” “our,” “us,” “Company,” refer to Natural Health Trends Corp. and its subsidiaries.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption “Risk Factors,” and the documents incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”
     We are an international direct-selling and e-commerce organization headquartered in Dallas, Texas. Subsidiaries controlled by us sell personal care, wellness, and “quality of life” products under the “NHT Global” brand to an independent distributor network that either uses the products themselves or resells them to consumers. Prior to June 1, 2006, we marketed our “NHT Global” branded products under the name “Lexxus International.”
     Our majority-owned subsidiaries have an active physical presence in the following markets: North America; Greater China, which consists of Hong Kong, Macau, Taiwan and China; Southeast Asia; South Korea; Japan; Latin America; and Europe.
     We seek to be a leader in the direct selling industry serving the health and wellness marketplace by selling our products into multiple venues and markets through our direct selling marketing operations. Our objectives are to enrich the lives of the users of our products and enable our distributors to benefit financially from the sale of our products.
     We were originally incorporated as a Florida corporation in 1988. We merged into one of our subsidiaries and re-incorporated in the State of Delaware effective June 29, 2005. We maintain executive offices at 2050 Diplomat Drive, Dallas, Texas 75234 and our telephone number is (972) 241-4080. Our website is located at www.naturalhealthtrendscorp.com. The information provided on our website should not be considered part of this prospectus.
Private Placement Financing
     On October 19, 2007, we entered into definitive agreements that resulted in the consummation of a private placement financing generating gross proceeds of approximately $3,740,000. The financing consisted of the sale of variable rate convertible debentures having an aggregate face amount of $4,250,000, seven-year warrants representing the right to purchase 1,495,952 shares of our common stock, and one-year warrants representing the right to purchase 1,495,952 shares of our common stock. The selling stockholders identified in this prospectus are the original investors and the placement agent (and certain of its assigns) that participated in the private placement financing.
     The debentures are convertible by their holders into shares of our common stock at a conversion price of $2.50, subject to adjustment in certain specified circumstances. One-half of the original principal amount of the debentures is payable in 12 equal monthly installments beginning on November 1, 2008, with the balance payable on October 19, 2009, unless extended by the holders to October 19, 2012. The debentures bear interest at the greater of (i) LIBOR plus 4% and (ii) 10% per annum. Interest is payable quarterly beginning on January 1, 2008. Payments of principal and interest may be made in cash or, at our option if certain conditions are met, in shares of registered common stock. Under certain conditions, we also have the right to force conversion or to effect a redemption of the debentures. The debentures include a number of obligations and negative covenants binding on us, including the requirement that we seek stockholder approval of the issuance of all of the shares of common stock underlying both the debentures and the warrants sold in the private placement financing no later than the date of our 2008 annual stockholder meeting.
     The seven-year warrants have a seven-year term and the one-year warrants have a one-year term, each beginning six months and one day after their respective issuance. All such warrants have an exercise price of $3.52 per share and otherwise have identical terms. The exercise price and the number of shares underlying the warrants are subject to adjustment in certain specified circumstances; provided that the exercise price cannot be adjusted lower than $3.52 prior to stockholder approval. If, at any time after the earlier of October 19, 2008 and the completion of the then applicable holding period under Rule 144, there is no effective registration statement for the underlying shares of common stock, the warrants may be exercised on a cashless basis. For further information regarding the foregoing October 2007 private placement financing, please see below under the caption “Selling Stockholders — Private Placement Financing.”
     Dawson James Securities, Inc. (“Dawson James”) acted as placement agent in connection with the private placement described above. In addition to a cash transaction fee of approximately $280,500, Dawson James received five-year warrants to purchase an aggregate of 149,595 shares of our common stock at an exercise price of $3.52 per share. Other than its five-year term, the terms of the warrant issued to Dawson James are identical to the terms in the warrants purchased by the investors in the private placement.
THE OFFERING

Shares of common stock underlying variable rate convertible debentures due October 19, 2009	1,700,000

Shares of common stock being registered for issuance upon the exercise of one-year warrants	1,495,952

Total shares of common stock outstanding as of February 1, 2008	10,314,356

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees	We will receive no proceeds from: (i) the conversion of the debentures, (ii) the sale of common stock issuable upon such conversion, or (iii) the sale of the common stock issuable upon exercise of any warrants.

We could receive gross proceeds of up to $5,265,751 (based on an exercise price of $3.52 per share) from the exercise of the 1,495,952 warrants covered by the registration statement of which this prospectus forms a part.

NASDAQ Global Market symbol	BHIP

Risk factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus, or incorporated by reference herein, before deciding whether to invest in our shares of common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In such case, you may lose all or part of your original investment.
Risk Factors Related To Our Business and Industry
     We May Continue To Experience Substantial Negative Cash Flows, Which May Have A Significant Adverse Effect On Our Business And Could Threaten Our Solvency.
     We have experienced substantial negative cash flows during the years ended December 31, 2005 and 2006, and the first three quarters of 2007, primarily due to increase in investment in 2005 as well as declines in our revenues without as much proportional decreases in expenditures in 2006 and 2007. If this trend continued, the decreasing cash balance could impair our ability to support our operations and, eventually, threaten our solvency, which would have a material adverse effect on our business, results of operations and financial condition as well as our stock price. Negative cash flows and the related adverse market perception associated therewith may have negatively affected, and may in the future negatively affect, our ability to attract new distributors and/or sell our products. There can be no assurance that we will be successful in maintaining an adequate level of cash resources and we could be forced to act more aggressively in the area of expense reduction in order to conserve cash resources as we look for alternative solutions.
If We Continue To Experience Negative Cash Flows, We May Need To Seek Debt Or Equity Financing, Which May Not Be Available On Acceptable Terms Or At All. If Available, It Could Have A Dilutive Effect On The Holdings Of Existing Stockholders.
     Unless we are able to stabilize or grow revenues, control expenses and achieve positive cash flows, our ability to support our obligations could be impaired and our liquidity could be adversely affected and our solvency and our ability to repay our debts when they come due could be threatened. We may need to seek additional debt or equity financing on acceptable terms in order to improve our liquidity. However, our ability to obtain additional debt or equity financing is restricted by the terms of some agreements with our investors. In any case, we may not be able to obtain additional debt or equity financing on satisfactory terms, or at all, and any new financing could have a dilutive effect to our existing stockholders.
We Face Risks Related To An SEC Investigation, Securities Litigation and Other Litigation That Could Have A Material Adverse Effect On Our Relationships With Our Distributors, Business, Financial Condition And Results Of Operations. We May Face Additional Litigation In The Future That Could Also Harm Our Business.
     In October 2006, the SEC issued a formal order of investigation to determine whether there have been violations of the federal securities laws by us and/or others involved with us. Although we have fully cooperated with the SEC in this matter and intend to continue to fully cooperate, we cannot predict when this investigation will be completed or its outcome. We could face sanctions in connection with any resolution of the SEC investigation, including but not limited to, significant monetary penalties and injunctive relief.
     In addition, we and certain of our directors and former officers have been named as defendants in a securities class action lawsuit. Due to the volatility of the stock market and particularly the stock prices of network marketing companies, it is possible that we will face additional class action lawsuits in the future. The findings and outcome of the SEC investigation may affect the class action and other lawsuits that are pending and any future litigation that we may face.

     In addition, we continue to defend a lawsuit with the bankruptcy estate of John Loghry, a former master distributor for our NHT Global business. The order setting this case for trial in February 2008 has been vacated, and no new trial date has been set.
     Any settlement of the class action and other litigation or any resolution of the SEC investigation may involve significant cash payments that could create or increase negative cash flows. If we are unable to achieve a settlement of the class action and other litigation, we could be liable for large damage awards. There can be no assurance that damage awards, if any, and the costs of litigation will be covered by insurance. If not, this could have a material adverse effect on our business, results of operations and financial condition.
     Defending against existing and potential litigation and other governmental proceedings may continue to require significant expense and attention of our management. There can be no assurance that the significant money, time and effort spent will not adversely affect our business, financial condition and results of operations.
We Could Be Adversely Affected By Additional Audit Committee Investigations.
     From time to time, the Audit Committee of our Board of Directors may investigate, or employ an independent investigator to investigate, reported or suspected violations of laws, ethics, or policies by our officers, directors, employees or consultants. Any discovery of wrongdoing resulting from any such investigation, or any disclosure of any such investigation or its results, could have material adverse consequences for us.
Continued Adverse News About Us Could Have A Material Adverse Effect On Our Ability To Attract And Maintain Distributors.
     Our recent operating performance, changes in management, volatility in stock price, SEC investigation of us and lawsuits filed against us may have negatively affected, and may continue to negatively affect, our ability to attract and retain distributors, without whom we would be unable to sell our products and generate revenues.
We Could Be Adversely Affected By Additional Management Changes Or An Inability To Attract And Retain Key Management And Consultants.
     Our future success depends to a significant degree on the skills, experience and efforts of our top management and key consultants, particularly our management personnel responsible for our Hong Kong and MarketVision subsidiaries. In November 2005, we terminated two top employees, Mark Woodburn, former President and director of the Company, and Terry LaCore, former Chief Executive Officer of NHT Global and former director of the Company, due to misconduct. Although we settled our disputes with these individuals in 2006, continued changes in senior management may have had, and may in the future have, a material adverse effect on our business, results of operations and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. The loss of one or more of our executive officers, members of our senior management, or key consultants could have a material adverse effect on our business, results of operations and financial condition. Moreover, as our business evolves, we may require additional or different management members or consultants, and there can be no assurance that we will be able to locate, attract and retain them if and when they are needed.
As A Network Marketing Company, We Rely On An Independent Sales Force And We Do Not Have Direct Control Over The Marketing Of Our Products.
     We rely on non-employee, independent distributors to market and sell our products. We have a large number of distributors and a relatively small corporate staff to implement our marketing programs and to provide motivational support and training to our distributors. Distributors may voluntarily terminate their agreements with us at any time, and there is typically significant turnover in our distributor ranks.

Since We Cannot Exert The Same Level Of Influence Or Control Over Our Independent Distributors As We Could Were They Our Own Employees, Our Distributors Could Fail To Comply With Our Distributor Policies And Procedures, Which Could Result in Claims Against Us That Could Harm Our Financial Condition And Operating Results.
     Our distributors are independent contractors and, accordingly, we are not in a position to directly provide the same direction, motivation and oversight as we would if distributors were our own employees. As a result, there can be no assurance that our distributors will participate in our marketing strategies or plans, accept our introduction of new products, or comply with our distributor policies and procedures. Extensive federal, state and local laws regulate our business, our products and our network marketing program. Because we have expanded into foreign countries, our policies and procedures for our independent distributors differ due to the different legal requirements of each country in which we do business. While we have implemented distributor policies and procedures designed to govern distributor conduct and to protect the goodwill associated with our trademarks and trade names, it can be difficult to enforce these policies and procedures because of the large number of distributors and their independent status. Given the size and diversity of our distributor force, we experience problems with distributors from time to time, especially with respect to our distributors in foreign markets. Distributors often desire to enter a market, before we have received approval to do business, to gain an advantage in the marketplace. Improper distributor activity in new geographic markets could result in adverse publicity and can be particularly harmful to our ability to ultimately enter these markets. Violations by our distributors of applicable law or of our policies and procedures in dealing with customers could reflect negatively on our products and operations, and harm our business reputation. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our independent distributors. If any of these events occur, the value of an investment in our common shares could be impaired.
We May Be Unable To Protect Or Use Our Intellectual Property Rights.
     We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Moreover, the laws of some countries in which we market our products may afford little or no effective protection of our intellectual property rights. The unauthorized copying or other misappropriation of our intellectual property could enable third parties to benefit from such property without paying us for it. For example, limited protection of intellectual property is available under Chinese law, and the local manufacturing of our products may subject us to an increased risk that unauthorized parties may attempt to copy or otherwise obtain or use our product formulations. This could have a material adverse effect on our business, operating results and financial condition. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk. It is also possible that our use of our intellectual property rights could be found to infringe on prior rights of others and, in that event, we could be compelled to stop or modify the infringing use, which could be burdensome and expensive.
Claims May Arise Against Us From Unknown Oral Agreements And Misconduct of Former Officers and Directors.
     We have investigated oral agreements entered into and misconduct by Mark Woodburn, former President and director of the Company, and Terry LaCore, former Chief Executive Officer of NHT Global and former director of the Company. There can be no assurance that all such oral agreements and misconduct have been discovered. Additional discoveries could lead to claims and proceedings against us, our subsidiaries and their officers and directors. If it is determined that any conduct by Messrs. Woodburn and LaCore violated any law, there can be no assurance that we or one or more of our subsidiaries would not be subjected to prosecution or adverse proceedings. Any such claims, prosecutions or other proceedings and the cost of their defense could have a material adverse impact on our reputation, business and financial condition.
Adverse Publicity Associated With Our Products, Ingredients Or Network Marketing Program, Or Those Of Similar Companies, Could Harm Our Financial Condition And Operating Results.

     Adverse publicity concerning any actual or claimed failure by us or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing program, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our ability to attract, motivate and retain distributors, which would negatively impact our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, labeling, licensing or distribution of our products.
     In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.
     Network marketing systems such as ours are frequently subject to laws and regulations directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the sponsoring company. We are subject to the risk that, in one or more of our present or future markets, our marketing system could be found not to comply with these laws and regulations or may be prohibited. Failure to comply with these laws and regulations or such a prohibition could have a material adverse effect on our business, financial condition, and results of operations. Further we may simply be prohibited from distributing products through a network-marketing channel in some foreign countries, or be forced to alter our compensation plan.
Our Failure To Maintain And Expand Our Distributor Relationships Could Adversely Affect Our Business.
     We distribute our products through independent distributors, and we depend upon them directly for all of our sales. Accordingly, our success depends in significant part upon our ability to attract, retain and motivate a large base of distributors. Our direct selling organization is headed by a relatively small number of key distributors. The loss of a significant number of distributors, including any key distributors, could materially and adversely affect sales of our products and could impair our ability to attract new distributors. Moreover, the replacement of distributors could be difficult because, in our efforts to attract and retain distributors, we compete with other direct selling organizations, including but not limited to those in the personal care, cosmetic product and nutritional supplement industries. Our distributors may terminate their services with us at any time and, in fact, like most direct selling organizations, we have a high rate of attrition.
     Following a 97% and 33% increase in active distributors in 2004 and 2005, we experienced a 19% decrease in active distributors during 2006 (excluding KGC and the Kaire Entities which were sold during 2005 and 2006, respectively) and a 35% decrease in active distributors during the nine-month period ended September 30, 2007. The number of active distributors or their productivity may not increase and could further decline in the future. Distributors may terminate their services at any time, and, like most direct selling companies, we experience a high turnover in our distributor ranks. We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Operating results could be adversely affected if our existing and new business opportunities and products do not generate sufficient economic incentive or interest to retain existing distributors and to attract new distributors.

Changes to Our Distributor Compensation Plan May Not Gain Acceptance
     We completed implementation of a change in our compensation plan for distributors during the second quarter of 2007. Among other things, this change introduced a new bonus value builder feature allowing independent distributors to customize their product packages, as opposed to having to select assortments pre-determined by us, and reduced certain thresholds for earning commissions so that they can be earned earlier and quicker. This change also eliminated a direct bonus feature of the plan. If distributors fail to understand the compensation plan or are unhappy with it, we could lose distributors and fail to attract new distributors.
Because Our Hong Kong Operations Account For A Majority Of Our Business, Any Adverse Changes In Our Business Operations In Hong Kong Would Materially Harm Our Business.
     In 2004, 2005 and 2006 and for the nine-month period ended September 30, 2007, approximately 56%, 62%, 67% and 63% of our revenue, respectively, was generated in Hong Kong. Various factors could harm our business in Hong Kong, such as worsening economic conditions or other events that are out of our control. For example, on April 12, 2004, a television program was aired in the People’s Republic of China with respect to the operations of our Hong Kong subsidiary and our representative office located in Beijing. The television program alleged that our Hong Kong operations engaged in fraudulent activities and sold products without proper permits. Due to the adverse publicity caused by the airing of the television program, revenues from Hong Kong declined significantly. There have been other isolated cases of alleged misconduct by our members in China. If the alleged misconduct of our members in China is finally determined to be illegal and attributable to us or our subsidiaries, then this could have a material adverse effect on our financial condition and results of operations.
Our Business In Hong Kong, Which Represented 67% Of Our Revenue In 2006, May Be Harmed By The Results Of Increased Government Scrutiny Of Our Current And Proposed Operations In China.
     From 1998 to 2005, direct selling was restricted in China to ten companies that had an approval that we do not currently have. In November 2005, the Chinese government adopted an anti-multilevel marketing legislation ahead of its December 2005 adoption of legislation to legalize direct selling. Since December 2005, additional companies have been granted a direct selling license. Meanwhile, the government has rigorously monitored multi-level marketing activities and enforced these laws. In the past, the government has taken significant actions against companies that the government found in violation of applicable laws. Governmental actions included shutting down their businesses and arresting alleged perpetrators. Consequently, a few of our direct selling peer companies have modified their business models and started selling to Chinese consumers through owned, leased or franchised retail outlets. We have not implemented a direct sales model in China although we have applied for a direct selling license. Instead, we have begun the initial launch of a Preferred Customer retail-only e-commerce model in China. This retail-only model would not have a compensation plan until such time as a direct selling license may be issued. Further, the Chinese entity will operate completely separate and apart from the Hong Kong entity, though a Chinese consumer may elect to participate separately in both. While it is not certain if the Chinese government will embrace this model, we believe that the China entity will be compliant as it will not be operating a direct selling model in China until it receives a direct selling license.
We Could Be Required To Modify Our Compensation Plan In China In A Way That Could Make It Less Attractive To Members, And This Could Have A Significant Adverse Effect On Our Revenue.
     We could be required to modify our compensation plan in China in a way that could make it less attractive to members. Any such modification to our compensation plan could, therefore, have a material adverse effect on revenue. Moreover, the business model that we are implementing in China will likely involve costs and expenses that we do not generally incur in the e-commerce business that we have historically operated in other markets, including Hong Kong. As a result, the business that we ultimately are able to conduct in China could be materially less profitable than the e-commerce business that we have historically operated in Hong Kong.

Our E-Commerce Business In Hong Kong, Which Represents A Significant Portion Of Our Total Revenue, Could Be Adversely Affected By The Activities Of The Members in China, If Members In China Engage In Activities That Are Deemed To Violate China’s Anti-Multilevel Marketing Laws.
     While we have strictly forbidden any of our members in China to engage in activities that violate China’s anti-multilevel marketing laws, some of our members in China have engaged in such activities. In Dongguan, four of our members were detained for questioning in October 2005 with regard to possible violation of Chinese law regarding the maximum number of people who can attend a meeting as well as possible improper network marketing business activity. Charges were never filed and all individuals were released. In April, 2006, a media report indicated that someone was detained by Public Security in Changsha for investigation of similar allegations. We have not been able to determine if the individual in question is, in fact, a member and whether or not any laws were actually broken. Initial inquiries made by retained Chinese counsel indicate that no one is still being detained or has been charged. Reviews and investigations of such activities by government regulators, if any are commenced, could restrict our ability to conduct business.
     Most of our Hong Kong revenues are derived from the sale of products that are delivered to members in China. We operate an e-commerce direct selling model in Hong Kong and recognize this revenue as being generated in Hong Kong. Orders are taken in Hong Kong. Commissions are earned by members in China based on the same binary model used by us throughout the world and are recorded and paid in Hong Kong and denominated in Hong Kong Dollars. Commission incomes are declared to the tax authorities in Hong Kong. Members who order the products register themselves with a Hong Kong address and tax identification number. None of the servers on which our Hong Kong e-commerce activities are conducted are located in China. Products purchased by members in China are delivered by us to a third party that acts as the importer of record under an agreement to pay applicable duties. From April 2005 through December 2005, the importer of record was a related party.
     We believe that the laws and regulations in China regarding direct selling and multi-level marketing are not specifically applicable to our Hong Kong based e-commerce activity. Nor are we aware of any specific laws or regulations in China, or any official interpretation thereof, that govern this Hong Kong centered e-commerce activity. However, there can be no assurance that such laws, regulations or interpretations will not be adopted in the future. Should such laws, rules or interpretations be adopted or should the government determine that our e-commerce activity violates China’s anti-multilevel marketing legislation, there could be a material adverse effect on our business, cash flow and financial statements. There is no way we can estimate the effect of such an adverse effect.
     Although we would attempt to work closely with both national and local governmental agencies in implementing our plans, our efforts to comply with national and local laws may be harmed by a rapidly evolving regulatory climate, concerns about activities resembling violations of anti-multi-level marketing legislation and any subjective interpretation of laws. Any determination that our operations or activities, or the activities of our employee sales representatives, distributors living outside of China or importers of record are not in compliance with applicable regulations could result in the imposition of substantial fines, extended interruptions of business, restrictions on our future ability to obtain business license or expand into new locations, substantially diminishing our ability to retain existing sales representatives and attract new sales representatives, changes to our business model, the termination of required licenses to conduct business, or other actions, all of which would harm our business.
If We Fail To Obtain A Direct Selling License In China, Our Future Business Could Be Harmed.
     The Chinese government has adopted new direct selling legislation as of December 1, 2005. We submitted an application for a direct selling license in December 2005 and, after rules changes, re-submitted an application package in June 2006. In November 2007, we filed a new, revised direct selling application incorporating a name change, our new e-commerce model and other developments. We think we meet all of the legal requirements, including capitalizing our Chinese entity with a $12.0 million cash infusion, but there can be no assurance that a license will be granted. We currently operate a Preferred Customer retail-only e-commerce model in China that is linked to a member’s position in Hong Kong. If we are able to obtain a direct selling license in China, the license would provide us with more options to do business. If we do not, there would be some impact to us but it is not believed that it would materially adversely affect us under our current model.
Failure To Properly Pay Business Taxes, Including Those In China, Could Have A Material Adverse Effect.
     In the course of doing business we may be subject to various taxes, such as sales and use, value-added, franchise, income, and import duty. The failure to properly calculate, report and pay such taxes when we are subject to them could have a material adverse effect on our financial condition and results of operations. Moreover, any change in the law or regulations regarding such taxes, or any interpretation thereof, could result in an increase in the cost of doing business.
     Between April and December 2005, our Hong Kong subsidiary engaged a service provider to facilitate product importation into China and act, or engage another party to act, as the importer of record. The individual that owns that service provider was one of the directors of our wholly-owned Chinese subsidiary. We believe that the amount of duty paid to Chinese Customs on the imported goods by the importer of record was paid at the negotiated rate. However, there can be no assurance that Chinese Customs will not elect, in the future, to examine the duty paid, and if they conduct such examination, they may conclude that the valuation established was insufficient, resulting in an underpayment of duties. As a consequence, the importer of record could be required to pay additional duties and possible penalties to Chinese Customs. Additional duties could range between zero and $46.0 million, plus penalties. The extreme worst case was calculated using the highest possible assessment to the highest possible declared value and assuming that negotiated valuation practices do not apply. We believe that any such future assessment of additional duties or penalties would be made against and become the responsibility of the importer of record. There can be no assurance that we or our subsidiaries would not be assessed with such liability in the event that the importer of record is unable to pay all or part of such amount.
As We Continue To Expand Into Foreign Markets Our Business Becomes Increasingly Subject To Political And Economic Risks. Changes In These Markets Could Adversely Affect Our Business.
     We believe that our ability to achieve future growth is dependent in part on our ability to continue our international expansion efforts. However, there can be no assurance that we would be able to grow in our existing international markets, enter new international markets on a timely basis, or that new markets would be profitable. We must overcome significant regulatory and legal barriers before we can begin marketing in any foreign market.
     Also, it is difficult to assess the extent to which our products and sales techniques would be accepted or successful in any given country. In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those encountered elsewhere. We may be required to reformulate certain of our products before commencing sales in a given country. Once we have entered a market, we must adhere to the regulatory and legal requirements of that market. No assurance can be given that we would be able to successfully reformulate our products in any of our current or potential international markets to meet local regulatory requirements or attract local customers. The failure to do so could have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that we would be able to obtain and retain necessary permits and approvals.
     In many markets, other direct selling companies already have significant market penetration, the effect of which could be to desensitize the local distributor population to a new opportunity, or to make it more difficult for us to recruit qualified distributors. There can be no assurance that, even if we are able to commence operations in foreign countries, there would be a sufficiently large population of potential distributors inclined to participate in a direct selling system offered by us. We believe our future success could depend in part on our ability to seamlessly integrate our business methods, including distributor compensation plan, across all markets in which our products are sold. There can be no assurance that we would be able to further develop and maintain a seamless compensation program.

An Increase In The Amount Of Compensation Paid To Distributors Would Reduce Profitability.
     A significant expense is the payment of compensation to our distributors, which represented approximately 51% and 48% of net sales during 2006 and the nine-month period ended September 30, 2007, respectively. Factors impacting the overall commission payout include the growth and depth of the distributor network, the distributor retention rate, the level of promotions, local promotional programs and business development agreements. We compensate our distributors by paying commissions, bonuses, and certain awards and prizes. We closely monitor the amount of compensation to distributors paid as a percentage of net sales and have recently implemented adjustments to our compensation plan to provide, in our view, a more viable and sustainable business model for both us and our distributors. There can be no assurance that these changes or future changes to our compensation plan or product pricing would be successful in maintaining the level of distributor compensation expense as a percentage of net sales. Furthermore, these changes may make it difficult to recruit and retain qualified and motivated distributors. An increase in compensation payments to distributors as a percentage of net sales will reduce our profitability.
We Do Not Have Product Liability Insurance And Product Liability Claims Could Hurt Our Business.
     Currently, we do not have product liability insurance, although the insurance carried by our suppliers may cover certain product liability claims against us. Nevertheless, we do not conduct or sponsor clinical studies of our products. As a marketer of nutraceuticals, cosmetics and other products that are ingested by consumers or applied to their bodies, we may become subjected to various product liability claims, including that:
•	our products contain contaminants;

•	our products include inadequate instructions as to their uses; or

•	our products include inadequate warnings concerning side effects and interactions with other substances.
     If our suppliers’ product liability insurance fails to cover product liability claims or other product liability claims, or any product liability claims exceeds the amount of coverage provided by such policies or if we are unsuccessful in any third party claim against the manufacturer or if we are unsuccessful in collecting any judgment that may be recovered by us against the manufacturer, we could be required to pay substantial monetary damages which could materially harm our business, financial condition and results of operations. As a result, we may become required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future. Especially since we do not have direct product liability insurance, it is possible that product liability claims and the resulting adverse publicity could negatively affect our business.
Our Internal Controls And Accounting Methods Require Further Modification.
     We modified certain of our accounting policies and made other adjustments to our accounting for past transactions, which resulted in the restatement of our financial statements for each quarter in 2001, 2002, and 2003, for the years ended December 31, 2001, 2002, 2003, and 2005, as well as the first quarter in 2004. In connection with the restatement of our financial statements, many of the restatement items are the result of material weaknesses in our internal controls and procedures. Also, in November 2005, our top two officers at the time, Mark Woodburn and Terry LaCore, our President and the Chief Executive Officer of NHT Global U.S., respectively, were terminated due to management misconduct.
     We continue to develop controls and procedures and plans to implement additional controls and procedures sufficient to accurately report our financial performance on a timely basis in the foreseeable future. Nevertheless, we continue to have material weaknesses. If we are unable to develop and implement effective controls and procedures, we may not be able to report our financial performance on a timely basis and our business and stock price would be adversely affected.
Non-Compliance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Could Materially Adversely Affect Us.
     The Securities and Exchange Commission (the “Commission”), as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules which could require us to include in our annual reports on Form 10-K, beginning in fiscal 2007, an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of such internal controls over financial reporting beginning in fiscal 2008. While we intend to diligently and thoroughly document, review, test and improve our internal controls over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act of 2002, if our independent auditors are not satisfied with the adequacy of our internal controls over financial reporting, or if the independent auditors interpret the requirements, rules and/or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the price of our common stock.
We Rely On And Are Subject To Risks Associated With Our Reliance Upon Information Technology Systems.
     Our success is dependent on the accuracy, reliability, and proper use of information processing systems and management information technology. Our information technology systems are designed and selected to facilitate order entry and customer billing, maintain distributor records, accurately track purchases and distributor compensation payments, manage accounting operations, generate reports, and provide customer service and technical support. Although we acquired MarketVision—our distributor software service provider—during the first half of 2004, in part, to gain greater control over its operations, any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.
     In connection with its acquisition of MarketVision Communications Corporation in 2004, we and MarketVision entered into a Software License Agreement (the “Software License Agreement”) dated as of March 31, 2004, with MarketVision Consulting Group, LLC (the “Licensee”), a limited liability company owned by John Cavanaugh, the President of MarketVision, and Jason Landry, a Vice President of MarketVision. The Software License Agreement was filed on April 15, 2004, as an Exhibit to our Current Report on Form 8-K filed on that date.
     Upon an Event of Default (as defined), the Software License Agreement grants, among other things, the Licensee with an irrevocable, exclusive, perpetual, royalty free, fully-paid, worldwide, transferable, sublicensable right and license to use, copy, modify, distribute, rent, lease, enhance, transfer, market, and create derivative works to the MarketVision software. An “Event of Default” under the Software License Agreement includes a “Share Default,” which is defined as our market value per share failing to equal or exceed $10.00 per share for any one rolling period of six months for a certain period following the acquisition of MarketVision. The last time that our stock closed at or above $10.00 per share was February 16, 2006, and a Share Default would otherwise have occurred on August 17, 2006. The parties to the Software License Agreement amended that agreement to provide that no Share Default would occur prior to December 31, 2006. No further amendments have been entered into, and as a result, we are currently in default.
     Although an Event of Default has occurred, we believe that we continue to have the right to continue using the MarketVision software for internal use only and not as an application service provider or service bureau, but may not rent, lease, license, transfer or distribute the software without the Licensee’s prior written consent. Moreover, we believe that we have the right to receive certain application service provider services from Licensee, if it chooses to do so. We do not believe that the occurrence of the Event of Default has had or will have a material adverse effect on us.

Regulatory Matters Governing Our Industry Could Have A Significant Negative Effect On Our Business.
     In both our United States and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. There can be no assurance that we or our distributors are in compliance with all of these regulations. Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could negatively impact our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues.
Direct Selling System
     Our direct selling system is subject to a number of federal and state regulations administered by the Federal Trade Commission (the “FTC”) and various state agencies as well as regulations in foreign markets administered by foreign agencies. Regulations applicable to direct selling organizations generally are directed at ensuring that product sales ultimately are made to consumers and that advancement within the organizations is based on sales of the organizations’ products rather than investments in the organizations or other non-retail sales related criteria. We are subject to the risk that, in one or more markets, our marketing system could be found not to be in compliance with applicable regulations. The failure of our direct selling system to comply with such regulations could have a material adverse effect on our business in a particular market or in general.
     We are also subject to the risk of private party challenges to the legality of our direct selling system. The regulatory requirements concerning direct selling systems do not include “bright line” rules and are inherently fact-based. An adverse judicial determination with respect to our direct selling system, or in proceedings not involving us directly but which challenge the legality of other direct selling marketing systems, could have a material adverse effect on our business.
     On April 12, 2006 the FTC issued a notice of proposed rulemaking which, if implemented, will regulate all sellers of “business opportunities” in the United States. The proposed rule would, among other things, require all sellers of business opportunities, which would likely include us, to (i) implement a seven day waiting period before entering into an agreement with a prospective business opportunity purchaser, and (ii) provide all prospective business opportunity purchasers with substantial information in writing at the beginning of the waiting period regarding the business opportunity, including information relating to: representations made as to the earnings experience of other business opportunity purchasers, the names and telephone numbers of recent purchasers in their geographic area, cancellation or refund policies and requests within the prior two years, certain legal actions against the company, its affiliated companies and company officers, directors, sales managers and certain others. The Direct Selling Association (the “DSA”) and other interested parties have filed over 17,000 comments with the FTC that are publicly available regarding the proposed rule through the FTC’s website at http://www.ftc.gov/os/comments/businessopprule/index.htm. The DSA and other interested parties also filed “rebuttal” comments with the FTC in September 2006. Based on information currently available, we anticipate that the final rule may require several years to become final and effective, and may differ substantially from the rule as originally proposed. Nevertheless the proposed rule, if implemented in its original form, would negatively impact our business in the United States.
Product Regulations
     The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of certain of our products are subject to extensive regulation by various federal agencies, including the U.S. Food and Drug Administration (“FDA”), FTC, the Consumer Product Safety Commission and the United States Department of Agriculture and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by our distributors or us to comply with those regulations could lead to the imposition of significant penalties or claims and could materially and adversely affect our business. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.
     On March 7, 2003, the FDA proposed a new regulation to require current Good Manufacturing Practices (“cGMPs”), affecting the manufacture, packing, and holding of dietary supplements. The proposed regulation would establish standards to ensure that dietary supplements and dietary ingredients are not adulterated with contaminants or impurities, and are labeled to accurately reflect the active ingredients and other ingredients in the products. It also includes proposed requirements for designing and constructing physical plants, establishing quality control procedures, and testing manufactured dietary ingredients and dietary supplements, as well as proposed requirements for maintaining records and for handling consumer complaints related to cGMPs. We are evaluating this proposal with respect to its potential impact upon the various contract manufacturers that we use to manufacture our products, some of whom might not meet the new standards.
Product Claims, Advertising and Distributor Activities
     Our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by distributors for which we may be held responsible, may result in enforcement actions and imposition of penalties or otherwise materially and adversely affect the distribution and sale of our products. Distributor activities in our existing markets that violate applicable governmental laws or regulations could result in governmental or private actions against us in markets where we operate. Given the size of our distributor force, we cannot assure that our distributors would comply with applicable legal requirements.
Transfer Pricing and Similar Regulations
     In many countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned by our United States or local entities and are taxed accordingly. In addition, our operations are subject to regulations designed to ensure that appropriate levels of customs duties are assessed on the importation of our products.
     Our principal domicile is the United States. Under tax treaties, we are eligible to receive foreign tax credits in the United States for taxes paid abroad. As our operations expand outside the United States, taxes paid to foreign taxing authorities may exceed the credits available to us, resulting in the payment of a higher overall effective tax rate on our worldwide operations.
     We have adopted transfer pricing agreements with our subsidiaries to regulate inter-company transfers, which agreements are subject to transfer pricing laws that regulate the flow of funds between the subsidiaries and the parent corporation for product purchases, management services, and contractual obligations, such as the payment of distributor compensation. In 2005, we implemented a foreign holding and operating company structure for our non-United States businesses, although we have since discontinued our operational use of this structure to reduce costs and because we determined that our United States operating losses will lower our overall effective tax rate.
     We believe that we operate in compliance with all applicable transfer pricing laws and we intend to continue to operate in compliance with such laws. However, there can be no assurance that we will continue to be found to be operating in compliance with transfer pricing laws, or that those laws would not be modified, which, as a result, may require changes in our operating procedures.

Taxation Relating To Distributors
     Our distributors are subject to taxation, and in some instances legislation or governmental agencies impose an obligation on us to collect the taxes, such as value added taxes, and to maintain appropriate records. In addition, we are subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to our distributors.
Other Regulations
     We are also subject to a variety of other regulations in various foreign markets, including regulations pertaining to employment and severance pay requirements, import/export regulations and antitrust issues. Our failure to comply or assertions that we fail to comply with these regulations could have a material adverse effect on our business in a particular market or in general.
     To the extent we decide to commence or expand operations in additional countries, government regulations in those countries may prevent or delay entry into or expansion of operations in those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into the markets. However, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.
Currency Exchange Rate Fluctuations Could Lower Our Revenue And Net Income.
     In 2006 and for the nine months ended September 30, 2007, approximately 89% and 91%, respectively, of our revenue was recorded by subsidiaries located outside of North America. Revenue transactions and related commission payments, as well as other incurred expenses, are typically denominated in the local currency. Accordingly, our international subsidiaries use the local currency as their functional currency. The results of operations of our international subsidiaries are exposed to foreign currency exchange rate fluctuations during consolidation since we translate into U.S. dollars using the average exchanges rates for the period. As exchange rates vary, revenue and other operating results may differ materially from our expectations. Additionally, we may record significant gains or losses related to foreign-denominated cash and cash equivalents and the re-measurement of inter-company balances.
     We believe that our foreign currency exchange rate exposure is somewhat limited since the Hong Kong dollar is pegged to the U.S. dollar. We also purchase almost all inventories in U.S. dollars. Our foreign currency exchange rate exposure, mainly to Korean won, Singapore dollar, New Taiwan dollar, Japanese yen, Mexican peso, Chinese yuan, European euro and Australia dollar, represented approximately 23% and 26% of our revenue in 2006 and for the nine-month period ended September 30, 2007. Our foreign currency exchange rate exposure would significantly increase if the Hong Kong dollar were no longer pegged to the U.S. dollar.
     Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition. Further, to date we have not attempted to reduce our exposure to short-term exchange rate fluctuations by using foreign currency exchange contracts.
Failure Of New Products To Gain Distributor And Market Acceptance Could Harm Our Business.
     An important component of our business is our ability to develop new products that create enthusiasm among our distributor force. If we fail to introduce new products on a timely basis, our distributor productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements, or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, limited capital resources, government regulations, proprietary protections of competitors that may limit our ability to offer comparable products and any failure to anticipate changes in consumer tastes and buying preferences.

System Failures Could Harm Our Business.
     Because of our diverse geographic operations and our internationally applicable distributor compensation plans, our business is highly dependent on efficiently functioning information technology systems provided by MarketVision. The MarketVision systems and operations are vulnerable to damage or interruption from fires, earthquakes, telecommunications failures, computer viruses and worms, hacking, disruption of service attacks, software defects and other events. They are also subject to break-ins, sabotage, acts of vandalism and similar misconduct. Despite precautions implemented by the staff of MarketVision, problems could result in interruptions in services and materially and adversely affect our business, financial condition and results of operations.
We Have A Limited Product Line.
     We offer a limited number of products under our NHT Global brand. Our Premium Noni Juice™, Skindulgence®, Alura® and La Vie™ products each account for a significant portion of our total sales and, together, account for a significant majority of our total sales. If demand for any of these four products decreases significantly, government regulation restricts the sale of these products, we are unable to adequately source or deliver these products, or we cease offering any of these products for any reason without a suitable replacement, our business, financial condition and results of operations could be materially and adversely affected.
We Do Not Manufacture Our Own Products So We Must Rely On Independent Third Parties For The Manufacturing And Supply Of Our Products.
     All of our products are manufactured by independent third parties. There is no assurance that our current manufacturers will continue to reliably supply products to us at the level of quality we require. In the event any of our third-party manufacturers become unable or unwilling to continue to provide the products in required volumes and quality levels at acceptable prices, we will be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we will be able to obtain alternative manufacturing sources or be able to do so on a timely basis. An extended interruption in the supply of our products will result in a substantial loss of sales. In addition, any actual or perceived degradation of product quality as a result of our reliance on third party manufacturers may have an adverse effect on sales or result in increased product returns and buybacks.
The High Level Of Competition In Our Industry Could Adversely Affect Our Business.
     The business of marketing personal care, cosmetic, nutraceutical, and lifestyle enhancement products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Sales of similar products by competitors may materially and adversely affect our business, financial condition and results of operations.
     We are subject to significant competition for the recruitment of distributors from other direct selling organizations, including those that market similar products. Many of our competitors are substantially larger than we are, offer a wider array of products, have far greater financial resources and many more active distributors than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive compensation plan and other incentives. We believe that our compensation and incentive programs provide our distributors with significant earning potential. However, we cannot be sure that our programs for recruitment and retention of distributors would be successful.

Terrorist Attacks, Cyber Attacks, Acts Of War, Epidemics Or Other Communicable Diseases Or Any Other Natural Disasters May Seriously Harm Our Business.
     Terrorist attacks, cyber attacks, or acts of war or natural disasters may cause damage or disruption to us, our employees, our facilities and our customers, which could impact our revenues, expenses and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility, such as the Chinese objection to the Taiwan independence movement and its resultant tension in the Taiwan Strait, could materially and adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict. Additionally, natural disasters less severe than the Indian Ocean tsunami that occurred in December 2004 may adversely affect our business, financial condition and results of operations.
Risk Factors Related To Our Common Stock
Disappointing Quarterly Revenue Or Operating Results Could Cause The Price Of Our Common Stock To
Fall.
     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.
Our Common Stock Is Particularly Subject To Volatility Because Of The Industry In Which We Operate.
     The market prices of securities of direct selling companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.
There Is No Assurance That An Active Public Trading Market Will Continue.
     There can be no assurance that an active public trading market for our common stock will be sustained. If for any reason an active public trading market does not continue, purchasers of the shares of our common stock may have difficulty in selling their securities should they desire to do so and the price of our common stock may decline.
If Securities Analysts Do Not Publish Research Or Reports About Our Business Or If They Downgrade Our Stock, The Price Of Our Stock Could Decline.
     The trading market for our shares of common stock could rely in part on the research and reporting that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock, the price of our stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.
We Have Broad Discretion To Use The Proceeds Of Our Recent Private Placement Financings.
     We have broad discretion in spending the net proceeds generated by our May 2007 and October 2007 private placements. We may spend most of the net proceeds from the private placements in ways that ultimately prove unsuccessful. Our failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition, and may also require further funding, which could dilute stockholders’ ownership and cause a decline in the share price of our common stock.

Risk Factors Related To Our October 2007 Private Placement Financing and To This Offering
Leverage And Debt Service Obligations May Adversely Affect Our Cash Flows.
     In connection with our sale of variable rate convertible debentures in October 2007, we incurred new indebtedness of $4,250,000. As a result of this indebtedness, we incurred significant principal and interest payment obligations. The degree to which we are leveraged could, among other things:
•	require us to dedicate a substantial portion of our future cash flows from operations and other capital resources to debt service, especially if the debentures are not converted into shares of common stock or we are otherwise unable to make payments of principal and interest in shares of common stock;

•	make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make it more difficult for us to be acquired;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.
     Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.
We Could Be Required To Make Substantial Cash Payments Upon An Event Of Default Under Our Variable Rate Convertible Debentures.
     Our variable rate convertible debentures provide for events of default including, among others, payment defaults not timely cured, failure to perform other covenants not timely cured, cross-defaults not timely cured having a material adverse effect on us, representations or warranties are untrue when made, certain bankruptcy-type events involving us or one of our significant subsidiaries, acceleration of more than $150,000 in indebtedness for borrowed money or under a long-term leasing or factoring agreement, our common stock is no longer listed on an eligible market, we are subject to certain changes in control or we sell or dispose of more than 40% of our assets in a single or series of related transactions, the registration statement covering the shares of common stock underlying the debentures and warrants issued in our October 2007 financing is not declared effective, lapses or otherwise cannot be used beyond specified periods, failure to timely deliver certificates for converted shares, and a judgment in excess of $250,000 against us, any subsidiary or our respective assets that is not timely vacated, bonded or stayed. Upon an event of default, the holders of the debentures may elect to accelerate the payment of all amounts due under the debentures and require that 115% of the outstanding debenture principal be paid. If an event of default occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.
We Are Responsible For Having The Resale Of Shares Of Common Stock Underlying Certain of Our Convertible Securities Issued In Our 2007 Private Placement Financings Registered With The Commission Within Specified Time Periods And Will Incur Liquidated Damage Payment Obligations If The Shares Are Not Registered With The Commission Within Those Specified Time Periods Or Such Registration Is Not Maintained.
     Pursuant to our agreement with the investors in our October 2007 financing, we are obligated to (i) file a registration statement covering the resale of certain of the shares of common stock underlying the securities issued in the financing with the Commission on or prior to November 18, 2007, (ii) cause the registration statement to be declared effective within certain specified periods of time and (iii) maintain the effectiveness of the registration statement and the ability of the investors to use the prospectus forming a part thereof for a specified period. If we fail to comply with these or certain other provisions, then we will be required to pay liquidated damages of 2.0% per month of the aggregate purchase price paid with respect to the unregistered shares of common stock by the investors in the October 2007 financing until the first anniversary of the closing date of the financing and 1.0% per month thereafter through the second anniversary of the closing date.
     Pursuant to our agreement with the investors in our May 2007 financing, we are obligated for a specified period of time to maintain the effectiveness of the registration statement that we filed with the Commission covering the resale of the shares of common stock issuable upon the conversion of Series A preferred stock or the exercise of warrants issued in the financing. If we fail to maintain the effectiveness of such registration statement due to our intentional and willful act without immediately causing a subsequent registration statement to be filed with the Commission, then we will be obligated to pay in cash an amount equal to 2% of the product of $1.70 times the number of shares of Series A preferred stock sold in the financing to the relevant purchasers.
The Agreements Governing The Variable Rate Convertible Debentures And Related Warrants Issued In Our October 2007 Financing Contain Various Covenants And Restrictions That May Limit Our Ability To Operate Our Business.
     The agreements governing the variable rate convertible debentures and related warrants issued in our October 2007 financing contain various covenants and restrictions, including, among others:
•	until the first anniversary of the closing of the October 2007 financing, we are required to offer to the investors participating therein the opportunity to participate in subsequent equity securities offerings by us, subject to certain exceptions for, among other things, strategic investments;

•	until 60 days after the effective date of the registration statement of which this prospectus forms a part, we cannot issue shares of common stock or equivalent securities, subject to certain exceptions for, among other things, strategic investments and the issuance of shares of common stock covered by the registration statement of which this prospectus forms a part;

•	until such time as no investor participating in the financing holds any of the securities purchased therein, we are prohibited from effecting or entering into an agreement to effect any financing involving (i) the issuance or sale of common stock or equivalent securities with an effective price or number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based on trading prices of or quotations for shares of common stock, the market for the common stock, or our business or (iii) any agreement to sell securities at a future-determined price;

•	until the earlier of the date that we obtain stockholder approval of the issuance of all of the shares of common stock underlying the debentures and warrants issued in the October 2007 financing or none of such debentures or warrants are any longer outstanding, neither we nor any of our subsidiaries may issue common stock or equivalent securities at an effective price that is less than $3.52 per share; and

•	for so long as any of the debentures issued in the October 2007 financing remain outstanding, neither we nor any of our subsidiaries may incur indebtedness for borrowed money other than permitted indebtedness, create or suffer liens other then some permitted liens, amend our charter documents in certain circumstances, repurchase shares of common any of our equity securities other then in certain permitted circumstances, repay certain indebtedness before its due date, pay cash dividends on stock other then our Series A preferred stock, or enter into certain transactions with affiliates.
These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.

The Conversion Of Our Variable Rate Convertible Debentures, The Exercise Of Our Warrants Or The Exercise Or Conversion Of Our Other Convertible Securities May Result In Substantial Dilution And May Depress The Market Price Of Our Common Stock.
     As of February 1, 2008, we had outstanding 10,314,356 shares of common stock and also (i) options to purchase an aggregate of 60,500 shares of our common stock, all with an exercise price of $1.80, (ii) warrants outstanding from our October 2004 private placement exercisable for 1,080,504 shares of our common stock at an exercise price equal to $12.47 per share, (iii) warrants outstanding from our May 2007 private placement exercisable for 2,059,307 shares of our common stock at an exercise price ranging from $3.80 to $5.00 per share, depending on the time of exercise, (iv) 138,400 shares of Series A preferred stock, convertible into the same number of shares of common stock, (v) variable rate convertible debentures issued in our October 2007 private placement that are currently convertible into 1,700,000 shares of common stock (plus up to an additional 314,862 shares of common stock that may be issued in certain circumstances under the terms of the debentures, which additional number of shares would increase in the event that we obtain stockholder approval of the issuance of all of the shares of common stock potentially issuable under the terms of the debentures), and (vi) warrants issued in our October 2007 private placement exercisable for 3,141,499 shares of common stock at an exercise price of $3.52 per share. If these convertible securities are exercised or converted, and the shares of common stock issued upon such exercise or conversion are sold, our common stockholders may experience substantial dilution and the market price of our shares of common stock could decline. Further, the perception that such convertible securities might be exercised or converted could adversely affect the market price of our shares of common stock. In addition, holders of our warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable to us than those provided by the warrants and options. Further, during the time that the foregoing convertible securities are outstanding, they may adversely affect the terms on which we could obtain additional capital.
Future Sales By Us Or Our Existing Stockholders Could Depress The Market Price Of Our Common Stock.
     If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.
USE OF PROCEEDS
     We will not receive any proceeds from the disposition of the shares of common stock by the selling stockholders or their transferees. We may receive gross proceeds of up to $5,265,751 (based on an exercise price of $3.52 per share), upon the exercise of the 1,495,952 warrants covered by the registration statement of which this prospectus forms a part. As we cannot predict when or if we would receive such proceeds, we expect to use these proceeds, if received, for working capital purposes. The proceeds received from the securities sold in the October 2007 private placement financing are intended to provide us additional working capital.
PRINCIPAL STOCKHOLDERS
     The following table shows the amount of the Company’s common stock beneficially owned (unless otherwise indicated) as of February 1, 2008 by (i) each stockholder we know is the beneficial owner of more than 5% of the Company’s common stock, (ii) each director or director nominee, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Compensation of Named Executive Officers” in our proxy statement for the 2007 Annual Meeting of Stockholders, and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of our shares of common stock beneficially owned by them.

	Amount and
	Nature of		Percent
Name and Address of	Beneficial		of
Beneficial Owner(1)	Ownership(2)		Class(2)
Officers and Directors (current and former):
Chris Sharng	180,823	(3)	1.7%
Timothy S. Davidson	51,250	(4)	*
Gary C. Wallace	48,712	(5)	*
John Cavanaugh	321,651	(6)	3.1%
Stephanie S. Hayano (7) 220 Morsehill Road Millerton, NY 12546	0		*
Robert H. Hesse (8) 360 Thornton Road Englewood, NJ 07631	1,984	(9)	*
Randall A. Mason	172,183	(10)	1.7%
Stefan W. Zuckut	38,750	(11)	*
Directors and Executive Officers As a Group (6 persons)	813,369	(12)	7.9%
5% Or More Stockholders:
Big Rich International Ltd. 4001 Gloucester Tower, The Landmark 11 Pedder Street Central Hong Kong	941,171	(13)	8.4%

*	Indicates beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Natural Health Trends Corp., 2050 Diplomat Drive, Dallas, Texas 75234.

(2)	Any securities not outstanding that are subject to options or conversion privileges exercisable within 60 days of February 1, 2008 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K of the Securities Act 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 10,314,356 shares of common stock outstanding (excluding treasury shares) as of February 1, 2008.

(3)	Includes (i) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Sharng and (ii) 137,033 shares of restricted stock subject to vesting. Mr. Sharng shares voting and investment power over 11,500 of the shares with his wife.

(4)	Includes (i) 41,563 shares of restricted stock subject to vesting, and (ii) 2,500 shares of common stock issuable upon exercise of stock options held by Mr. Davidson.

(5)	Includes 43,251 shares of restricted stock subject to vesting.

(6)	Includes (i) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Cavanaugh and (ii) 152,344 shares of restricted stock subject to vesting.

(7)	Ms. Hayano is a former director of the Company and the former Chief Executive Officer of the Company.

(8)	Mr. Hesse is a former director of the Company and the former Interim Chief Executive Office of the Company, and therefore the shares beneficially owned by him are not included in “Directors and Executive Officers as a Group.”

(9)	Includes 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Hesse.

(10)	Includes (i) 5,000 shares of common stock issuable upon the exercise of options held by Mr. Mason, (ii) 27,399 shares owned by Marden Rehabilitation Associates, Inc., an entity controlled by Mr. Mason, and (iii) 30,000 shares of restricted stock subject to vesting.

(11)	Includes 36,563 shares of restricted stock subject to vesting.

(12)	Includes (i) 3,968 shares that may be acquired upon the exercise of outstanding warrants that currently are exercisable by our executive officers, (ii) 440,754 shares of restricted stock subject to vesting that are beneficially owned by our directors and executive officers, and (iii) 7,500 shares of common stock issuable upon the exercise of options held by our directors and executive officers. Does not include any shares held by Ms. Hayano or Mr. Hesse, since such individuals are no longer executive officers of the Company.

(13)	Includes 941,171 shares of common stock issuable upon the exercise of warrants held by Big Rich International Ltd., a limited partnership organized under the laws of the British Virgin Islands (“Big Rich”). Xiaoli Duan is the general partner of Big Rich and as such may be deemed to be the beneficial owner of such shares.
SHARES ELIGIBLE FOR FUTURE SALE
     Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and our ability to raise equity capital in the future.
     As of February 1, 2008, we had outstanding 10,314,356 shares of common stock and the following convertible securities that may be converted into or exercisable for our shares of common stock:

•	60,500 shares issuable upon the exercise of outstanding options, all with an exercise price of $1.80 per share;

•	1,080,504 shares issuable upon exercise of the warrants issued as part of our October 2004 private placement at an exercise price equal to $12.47 per share;

•	138,400 shares issuable upon conversion of all outstanding shares of our Series A preferred stock;

•	2,059,307 shares issuable upon exercise of the warrants issued as part of our May 2007 private placement financing at exercise prices ranging from $3.80 to $5.00 per share, depending on the time of exercise;

•	1,700,000 shares issuable upon conversion of the variable rate convertible debentures issued in our October 2007 private placement (plus up to an additional 314,862 shares of common stock that may be issued in certain circumstances under the terms of the debentures, which additional number of shares would increase in the event that we obtain stockholder approval of the issuance of all of the shares of common stock potentially issuable under the terms of the debentures); and

•	3,141,499 shares issuable upon exercise of the warrants issued as part of our October 2007 private placement financing.
          Based on the foregoing, as of February 1, 2008, we have 18,494,566 shares of common stock outstanding or subject to outstanding convertible securities that are convertible into or exercisable for shares of our common stock.
          The 3,195,952 shares registered in this offering, the 2,197,707 shares of common stock issuable upon the conversion of shares of our Series A preferred stock and warrants issued in our May 2007 private placement and registered under a registration statement on Form S-3, the 1,149,676 shares issuable upon exercise of outstanding options and outstanding shares of restricted stock registered under registration statements on Form S-8, and the other outstanding shares of our common stock that are not “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act, are or will be freely transferable without restriction under the Securities Act, unless they are held by our “affiliates” as that term is defined under Rule 144 under the Securities Act and the rules and regulations promulgated thereunder. The remaining outstanding shares of our common stock and shares of common stock issuable upon the exercise of our outstanding options or warrants may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or another rule promulgated under the Securities Act. The Rule 144 exemption is summarized below.
Rule 144
     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period the number of restricted shares that does not exceed the greater of:
•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 100,563 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC with respect to the sale.
     Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.
     The Commission recently adopted amendments to Rule 144 that will shorten the required holding period for shares of our common stock and will effect certain other changes that, in general, will facilitate the ability of holders of our common stock to resell their shares in the market.
Registration Rights
     In connection with our October 2007 private placement financing, we entered into a registration rights agreement with the investors in the financing. The registration statement of which this prospectus forms a part is being filed as part of our obligations under that agreement. We agreed to file an initial registration statement with the Commission on or prior to November 18, 2007. Due to limitations imposed by the Commission on the number of shares of common stock that can be included in the initial registration statement of which this prospectus forms a part, and consistent with the terms of the registration rights agreement, we have only included in this initial registration statement the shares of common stock into which the debentures are convertible and for which the warrants having a one-year term are exercisable. We also agreed to use our best efforts to have the initial registration statement declared effective with the Commission within 120 calendar days of the date of the agreement (or 150 days in the event of a full review by the Commission). Because all of the shares underlying the debentures and warrants issued in the October 2007 financing could not be included in the registration statement of which this prospectus forms a part, under certain circumstance we are required to timely file subsequent registration statements or otherwise include such shares in other registration statements on a piggy-back basis. If the registration statements are not timely filed, declared effective and maintained in effect, we are required to pay the investors in the October financing a cash fee of 2% per month of the purchase price paid with respect to the unregistered shares of common stock until the first anniversary of the closing date of the financing and 1% per month thereafter until the second anniversary of such closing date.
     We will pay all expenses relating to the filing of this registration statement, other than underwriting discounts and commissions and stock transfer taxes.
          Pursuant to our agreement with the investors in our May 2007 financing, we are obligated for a specified period of time to maintain the effectiveness of the registration statement that we filed with the Commission covering the resale of the shares of common stock issuable upon the conversion of Series A preferred stock or the exercise of warrants issued in the financing. If we fail to maintain the effectiveness of such registration statement due to our intentional and willful act without immediately causing a subsequent registration statement to be filed with the Commission, then we will be obligated to pay in cash an amount equal to 2% of the product of $1.70 times the number of shares of Series A preferred stock sold in the financing to the relevant purchasers.
SELLING STOCKHOLDERS
Shares of Common Stock Offered Hereby
     The shares of common stock being offered by the selling stockholders are shares of common stock issuable upon the conversion of variable rate convertible debentures and shares of common stock issuable upon the exercise of warrants, which debentures and warrants were sold or otherwise issued by us in a private placement financing that was consummated in October 2007. For additional information regarding the shares of common stock, the debentures and the warrants, see the information set forth below under the caption “ - Private Placement Financing.”
     This prospectus relates to the sale of up to 3,195,952 shares of our common stock for the selling stockholders named in the table below. A total of 1,700,000 shares of common stock are issuable to the selling stockholders upon the conversion of variable rate convertible debentures and a total of 1,495,952 shares of the common stock are issuable to the selling stockholders upon the exercise of warrants having a term of one year to purchase shares of our common stock. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.
      Immediately prior to the sale of the convertible debentures and warrants on October 19, 2007, we had 9,329,469 shares of common stock outstanding, and immediately prior to the date of the initial filing of the registration statement of which this prospectus forms a part (November 16, 2007), we had 9,307,221 shares of common stock outstanding, in each case exclusive of any shares held by our affiliates, any selling stockholder or any affiliate of a selling stockholder. Prior to effecting the registration of the shares of common stock offered hereby, we had not previously registered any shares of common stock or any other securities on behalf of any of the selling stockholders or any of their affiliates. Except for the ownership of the convertible debentures and warrants issued to the selling stockholders in our October 2007 private placement financing, none of the selling stockholders has had any material relationship with us within the past three years.
     Because the number of shares of common stock issuable under the debentures varies in certain circumstances, and because the number of shares of common stock into which the debentures are convertible and for which the warrants are exercisable, and the related conversion or exercise price per share, as applicable, are subject to adjustment, the number of shares that would actually be issued under the debentures and the warrants may be more or less than the number of shares indicated to be offered by this prospectus following their issuance under either the debentures or the warrants. The circumstances under which the number of shares of common stock into which the debentures are convertible or for which the warrants are exercisable (the “Conversion Ratio”) is subject to adjustment include the following:

•	If we pay a stock dividend or effect a stock split or reverse stock split, then the Conversion Ratio would be adjusted so that the number shares issuable under the debentures and warrants would after giving effect to such event represent the same proportion of the Company’s capital stock as prior to such event;

•	If we shall issue rights, options and warrants to all holders of our shares of common stock entitling them to subscribe for or purchase shares of our common stock at a price below a specified threshold, then the Conversion Ratio shall be adjusted on an equitable basis;

•	If we effect a distribution to our holders of common stock of our debt or assets or rights or warrants to subscribe for or purchase any of our securities other than shares of our common stock, then in each such case the Conversion Ratio shall be adjusted on an equitable basis; and

•	If we sell or otherwise grant any option to purchase shares of our common stock or common stock equivalents at a per share price lower than the conversion price of the debentures ($2.50) or the exercise price of the warrants ($3.52), as the case may be, then the applicable Conversion Ratio shall be adjusted to reflect such lower price (notwithstanding the foregoing, no adjustment shall be made with respect to the Conversion Ratio applicable to the warrants for a price of less than $3.52 prior to the date that stockholder approval of the issuance of the warrants is obtained).
     The table below lists the selling stockholders and other information regarding their beneficial ownership of our shares of common stock. The information provided below with respect to the selling stockholders has been obtained from the selling stockholders and is current as of January 28, 2008.

     Because the selling stockholders may sell none, all or some portion of the shares of common stock owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholders provided the information regarding the shares of common stock owned by them, all or a portion of the shares of common stock owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.
     Except as indicated, the selling stockholders are neither broker-dealers nor affiliates of broker-dealers that are NASD members.

	Shares of			Shares of	Percentage of
	Common		Shares of	Common	Common
	Stock Owned		Common	Stock Owned	Stock Owned
	Before the		Stock	After the	After the
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)	Offering (3)
Rockmore Investment Master Fund Ltd.(4)	400,000	(5)	751,989	0	*

Iroquois Master Fund Ltd.(6)	400,000	(5)	751,989	0	*

Portside Growth and Opportunity Fund (7)(8)	200,000	(5)	375,994	0	*

Hudson Bay Fund LP (8)(9)	172,000	(5)	323,355	0	*

Hudson Bay Overseas Fund LTD (8)(9)	228,000	(5)	428,634	0	*

Gemini Master Fund, Ltd. (10)	100,000	(5)	187,997	0	*

Cranshire Capital, L.P. (11)	200,000	(5)	375,994	0	*

*	Less than 1%.

(1)	The number of shares beneficially owned by the selling stockholders does not include a total of 3,141,499 shares issuable upon the exercise of warrants, which warrants are not exercisable within 60 days of the date of the registration statement of which this prospectus forms a part. Each of the selling stockholders holds warrants exercisable for shares of common stock, but is not currently deemed to be the beneficial owner of such shares of common stock, because the warrants cannot be exercised within 60 days.

(2)	Includes for each selling stockholder the full number of shares of common stock into which the debentures and one-year warrants held by such selling stockholder are convertible or exercisable, as the case may be, without regard to whether such shares are currently deemed beneficially owned by the selling stockholder.

(3)	We have determined the number and percentage of shares of common stock owned after the offering by assuming that each of the selling stockholders will sell all of its shares being offered pursuant to this prospectus, but will not sell any other shares that they own. In fact, the selling stockholders may sell none, all or some portion of their holdings.

(4)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of January 28, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(5)	The number of shares beneficially owned by the indicated selling stockholders is based upon full, voluntary conversion of the debentures held by such selling stockholder at the current conversion price of $2.50 per share.

(6)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these securities.

(7)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(8)	Each of these stockholders (i) is an affiliate of a broker-dealer that is an NASD member, (ii) acquired the securities in the ordinary course of business, and (iii) at the time of the acquisition of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	Sander Gerber, Yoav Roth and John Doscas share voting control and investment discretion over securities held by these entities. Messrs. Gerber, Roth and Doscas disclaim beneficial ownership of these securities.

(10)	Gemini Strategies, LLC (“Gemini Strategies”) is the investment adviser of Gemini Master Fund, Ltd. (“Gemini Master”) and consequently has voting control and investment discretion over securities held by Gemini Master. Gemini Strategies disclaims beneficial ownership of the securities held by Gemini Master. Steven Winters is the sole managing member of Gemini Strategies and as a result may be considered the beneficial owner of any securities deemed to be beneficially owned by Gemini Strategies. Mr. Winters disclaims any beneficial ownership of these securities.

(11)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”). Mitchell P. Kopin is the president of Downsview and consequently has voting control and investment discretion over securities held by Cranshire. Mr. Kopin disclaims beneficial ownership of these securities.

Private Placement Financing
     On October 19, 2007, we entered into a securities purchase agreement with the selling stockholders pursuant to which the selling stockholders provided to us an aggregate of approximately $3,740,000 in financing in a private placement of variable rate convertible debentures having an aggregate face amount of $4,250,000, seven-year warrants to purchase 1,495,952 shares of our common stock, and one-year warrants to purchase 1,495,952 shares of our common stock.
Securities Purchase Agreement
     As noted above, the securities purchase agreement provides for the issuance and sale to the selling stockholders of the convertible debentures and the warrants for an aggregate purchase price of approximately $3,740,000. Other significant provisions of the securities purchase agreement include, among others:
•	until the one year anniversary of the closing of the sale of the debentures, we will offer to the selling stockholders the opportunity to participate in any subsequent securities offerings we make (up to 100% of such offerings), subject to certain exceptions for, among other things, strategic investments;

•	for 60 days after the effective date of the registration statement of which this prospectus forms a part, we will not issue common stock or equivalent securities, subject to certain exceptions for, among other things, strategic investments;

•	until such time as none of the selling stockholders holds any of the debentures or warrants, we are prohibited from effecting or entering into an agreement to effect any financing involving (a) the issuance or sale of common stock or equivalent securities with an effective price or number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based upon trading prices of or quotations for shares of common stock, the market for the common stock, or our business or (b) any agreement to sell securities at a future determined price;

•	until the earlier of the date that stockholder approval is obtained or the debentures and warrants are no longer outstanding, neither we nor any of our subsidiaries may issue common stock or equivalent securities at an effective price that is less than $3.52;

•	until one year after the registration statement of which this prospectus forms a part is declared effective, we shall not undertake a reverse or forward stock split or reclassification of the common stock without the prior written consent of the selling stockholders holding a majority in principal amount outstanding of the debentures; and

•	our agreement to seek stockholder approval of the issuance of all of the shares of common stock underlying the debentures and warrants no later than the date of our 2008 annual stockholder meeting.
Debentures
     The debentures have an aggregate principal amount of $4,250,000, and they are convertible by their holders into shares of our common stock at a conversion price of $2.50. This conversion price is subject to adjustment under certain circumstances, including without limitation, stock splits, stock dividends, rights offerings, and the issuance of shares of common stock or common stock equivalents at a price less than the conversion price.
     After one year, we can force conversion of the debentures at the conversion price if the daily volume weighted average price (“VWAP”) of the common stock for each of the 20 trading days prior to the forced conversion date exceeds $7.50 per share, subject to adjustment, provided that a registration statement covering the stock is then effective and certain trading volume requirements and other conditions are met.
     The debentures bear interest at the greater of (i) LIBOR plus 4% and (ii) 10% per annum. Interest is payable quarterly beginning on January 1, 2008. 50% of the original principal amount of the debentures is payable in 12 equal monthly installments beginning on November 1, 2008, and the balance is payable on October 19, 2009, unless extended by the holders of the debentures to October 19, 2012 (the extended maturity date). Payments of principal and interest may be made in cash or, at our option if certain conditions are met, in shares of registered common stock.
     If interest is paid in shares of common stock, the conversion price per share will be set at 90% of the VWAP for the 20 consecutive trading days immediately prior to the applicable payment date or, if less, the average of the VWAPs for the 20 consecutive trading days immediately prior to the date the applicable shares are issued and delivered if such delivery is after the payment date.
     If principal is paid in shares of common stock during a specified period immediately prior to the extended maturity date, the conversion price shall be equal to 90% of the average of the VWAPs for the 20 consecutive trading days ending on the trading day that is immediately prior to the applicable payment date.
     The debentures contain certain limitations on optional and mandatory conversion and payment in shares of common stock, including that, absent stockholder approval, (a) we may not issue shares of common stock in payment of principal or interest on the debentures that, when aggregated with prior such payments (excluding payments of principal with shares not in excess of the number issuable at the conversion price) exceed 5% of our outstanding shares on the trading day immediately preceding the date of the securities purchase agreement and (b) we may not issue shares of common stock upon conversion of or payment of interest or liquidated damages on the debentures that, in the aggregate, exceed 19.99% of our outstanding shares on the trading day immediately preceding the date of securities purchase agreement. Moreover, neither we nor the holders may effect any conversion of a debenture to the extent that it would result in the holder and its affiliates owning more than 4.99% of our outstanding common stock, unless this limitation is increased or decreased by the holder (increased up to a maximum of 9.99%) of our outstanding common stock upon not less than 61 days prior notice.
     We may, under certain circumstances, redeem the debentures for cash equal to 115% of the aggregate outstanding principal amount plus any accrued and unpaid interest.
     The debentures contain certain negative covenants that, among other things, for so long as any debentures remain outstanding, prohibit us and our subsidiaries from incurring indebtedness for borrowed money, creating or suffering liens other than certain permitted liens, amending charter documents to materially adversely harm the debenture holders, repurchasing shares of our common stock (with certain exceptions), repaying certain indebtedness before its due date, paying cash dividends on stock other than our Series A Convertible Preferred Stock, and entering into certain transactions with affiliates.
     Events of default under the debentures include, among others, payment defaults not timely cured, failure to perform other covenants not timely cured, cross-defaults not timely cured having a material adverse effect on us, representations or warranties are untrue when made, certain bankruptcy-type events involving us or any significant subsidiary, acceleration of more than $150,000 in indebtedness for borrowed money or under a long-term leasing or factoring agreement, our common stock is no longer listed on an eligible market, we are subject to certain changes in control or sell or dispose of more than 40% of our assets a single or series of related transactions, a registration statement covering the shares of common stock underlying the debentures and warrants is not declared effective for more than 270 days after the closing of the private placement financing, the effectiveness of such registration statement lapses beyond a specified period, failure to timely deliver certificates for converted shares, and a judgment in excess of $250,000 against us, any subsidiary or our respective assets that is not timely vacated, bonded or stayed. Upon an event of default, the holders may elect to require us to repurchase all or any portion of the outstanding principal amount of the debentures for a purchase price equal to 115% of such outstanding principal amount, plus all accrued but unpaid interest.

     We intend, and have a reasonable basis to believe, that we will have the financial ability to make all payments provided for in the convertible debentures as they come due.
Warrants
     The warrants to purchase 1,495,952 shares of our common stock have a seven-year term and the warrants to purchase 1,495,952 shares of our common stock have a one-year term, each beginning six months and one day after their respective issuance. All of the warrants have an exercise price of $3.52 per share and otherwise have identical terms.
     The exercise price and the number of shares underlying the warrants are subject to adjustment for stock dividends and splits, combinations, and reclassifications, certain rights offerings and distributions to common stockholders, and mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges. In addition, subject to certain exceptions, the exercise price and number of shares underlying both types of warrants are subject to anti-dilution adjustments from time to time if we issue our common stock or equivalent securities at below the exercise price for the warrants; provided that the exercise price cannot be adjusted lower than $3.52 prior to stockholder approval.
     If, at any time after the earlier of October 19, 2008 and the completion of the then applicable holding period under Rule 144, there is no effective registration statement for the underlying shares of common stock, the warrants may be exercised by means of a cashless exercise.
Registration Rights Agreement
     We and the selling stockholders also entered into a registration rights agreement pursuant to which we agreed to file an initial registration statement with the Commission on or prior to November 18, 2007 and to use our best efforts to have such Registration Statement declared effective with the Commission within 120 calendar days of the date of the registration rights agreement (or 150 days in the event of a full review by the Commission). Because all of the shares of common stock underlying the debentures and warrants issued in the private placement financing could not be included in the registration statement of which this prospectus forms a part, under certain circumstances we are required to timely file subsequent registration statements or otherwise include such shares in other registration statements on a piggy-back basis. If such registration statements are not timely filed or declared effective, we are required to pay the selling stockholders a cash fee of 2% per month of the purchase price paid with respect to the unregistered shares of common stock until one year after the closing of the private placement financing, and 1% per month thereafter for the following 12-month period.
Dollar Value of Common Stock Underlying Debentures
     The total dollar value of the shares of common stock underlying the variable rate convertible debentures that we have registered for resale (using the number of underlying shares of common stock that we have registered for resale and the market price per share for those shares of common stock on the date of sale) is as follows:

Shares of common stock underlying debentures registered for resale:	1,700,000
Closing market price per share of common stock on October 19, 2007:	$3.60
Dollar value of underlying shares of common stock:	$6,120,000
Payments Made in Connection with Private Placement Financing
     The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) relating to the private placement financing that we closed in October 2007 that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the financing (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments). The net proceeds to the Company from the sale of the convertible debentures and the total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of the convertible debentures are also provided.

	Type of
Payee	Payment	Amount of Payment
Payments Made to Selling Stockholders’ Contracting Parties
Feldman Weinstein & Smith LLP	Cash	$50,000	(1)
Possible Future Payments to Selling Stockholders and their Affiliates
Debenture holders (Interest)	Cash	$403,750	(2)
Debenture holders (Liquidated Damages)	Cash	$598,381	(3)

Total possible payments to selling stockholders and related parties in first year:		$1,052,131

Minimum net proceeds from private placement financing (4):		$2,687,749

(1)	Feldman Weinstein & Smith LLP served as counsel to one of the selling stockholders in connection with the private placement financing.

(2)	This represents the total interest payable under the terms of the debentures during the first year following the sale of the debentures, based upon an assumed annual interest rate of 10%. The actual annual interest applicable to the debentures is the greater of (i) 10% or (ii) LIBOR for the applicable period plus 4%. This amount does not include any late fees that we could be required to pay if payments of interest are not made in a timely manner.

(3)	This represents the maximum amount of liquidated damages that we could be required to pay to the selling stockholders if a registration statement registering substantially the shares covered by this prospectus is not declared effective on or prior to March 17, 2008 (150 days after the sale of the debentures). This amount does not include any interest that we could be required to pay if payments of liquidated damages are not made in a timely manner.

(4)	Based on the total gross proceeds from the sale of the convertible debentures, less the total possible payments to all selling stockholders, their affiliates and their contracting parties in the first year following the sale of the convertible debentures as set forth in this table.
Potential Profits from Conversion of Debentures
     The following table shows the total possible profit that the selling stockholders could realize as a result of both the conversion discount for the shares of common stock underlying the convertible debentures and the purchase price discount to the face value of such debentures issued in our October 2007 private placement financing.

	Market
	Price per			Combined	Combined	Purchase
	Share of		Total	Market	Conversion	Price
	Common		Possible	Price of	Price of	Discount
	Stock on		Shares	Shares	Shares	to Face	Total
	Date of	Conversion	Underlying	Underlying	Underlying	Value of	Possible
Selling Stockholder	Sale	Price (1)	Debentures	Debentures	Debentures	Debentures	Discount
Rockmore Investment Master Fund Ltd.	$3.60	$2.50	400,000	$1,440,000	$1,000,000	$120,028	$560,028
Iroquois Master Fund Ltd.	$3.60	$2.50	400,000	$1,440,000	$1,000,000	$120,028	$560,028
Portside Growth and Opportunity Fund	$3.60	$2.50	200,000	$720,000	$500,000	$60,014	$280,014
Hudson Bay Fund LP	$3.60	$2.50	172,000	$619,200	$430,000	$51,613	$240,813
Hudson Bay Overseas Fund LTD	$3.60	$2.50	228,000	$820,800	$570,000	$68,416	$319,216
Gemini Master Fund, Ltd.	$3.60	$2.50	100,000	$360,000	$250,000	$30,007	$140,007
Cranshire Capital, L.P.	$3.60	$2.50	200,000	$720,000	$500,000	$60,014	$280,014

Total			1,700,000	$6,120,000	$4,250,000	$510,120	$2,380,120

(1)	The conversion price of the debentures is subject to adjustment under certain circumstances, including without limitation, stock splits, stock dividends, rights offerings, and the issuance of shares of common stock or common stock equivalents at a price less than the conversion price. We have agreed not to issue any shares of our common stock or common stock equivalents at a purchase price below $3.52 per share (subject to adjustment for stock splits, dividends and the like) without prior stockholder approval. The conversion price is not subject to adjustment based solely on fluctuations in the market price of our common stock.
Potential Profits from Exercise of Warrants
     The following table shows the total possible profit that the selling stockholders could realize as a result of the exercise discounts for shares of common stock underlying both the one-year warrants representing the right to purchase 1,495,952 shares of our common stock, and the seven-year warrants representing the right to purchase an additional 1,495,952 shares of our common stock, which warrants were issued as part of our October 2007 private placement financing.

	Market
	Price per
	Share of		Total	Combined	Combined	Total
	Common		Possible	Market Price of	Exercise Price	Possible
	Stock on		Shares	Shares	of Shares	Discount to
	Date of	Exercise	Underlying	Underlying	Underlying	Market
Selling Stockholder	Sale	Price*	Warrants	Warrants	Warrants	Price
Rockmore Investment Master Fund Ltd.	$3.60	$3.52	703,978	$2,534,321	$2,478,003	$56,318
Iroquois Master Fund Ltd.	$3.60	$3.52	703,978	$2,534,321	$2,478,003	$56,318
Portside Growth and Opportunity Fund	$3.60	$3.52	351,988	$1,267,157	$1,238,998	$28,159
Hudson Bay Fund LP	$3.60	$3.52	302,710	$1,089,756	$1,065,539	$24,217
Hudson Bay Overseas Fund LTD	$3.60	$3.52	401,268	$1,444,565	$1,412,463	$32,102
Gemini Master Fund, Ltd.	$3.60	$3.52	175,994	$633,578	$619,499	$14,079
Cranshire Capital, L.P.	$3.60	$3.52	351,988	$1,267,157	$1,238,998	$28,159

Total			2,991,904	$10,770,855	$10,531,503	$239,352

*	The exercise price of the warrants is subject to adjustment under certain circumstances, including without limitation, stock splits, stock dividends, rights offerings, and the issuance of shares of common stock or common stock equivalents at a price less than the exercise price. We have agreed not to issue any shares of our common stock or common stock equivalents at a purchase price below $3.52 per share (subject to adjustment for stock splits, dividends and the like) without prior stockholder approval. The exercise price is not subject to adjustment based solely on fluctuations in the market price of our common stock.
Comparison of Company Net Proceeds to Potential Investor Profit from Private Placement Financing

Proceeds from private placement financing:
Gross Proceeds from private placement financing	$3,739,880
Less payments made or required to be made to selling stockholders and related parties (1)	$(1,052,131)

Resulting net proceeds	$2,687,749

Combined total possible discount
Debentures (2)	$2,380,120
Warrants (2)	$239,352

Total	$2,619,472

(Payments made or required to be made to selling stockholders + combined total possible discount)/Net proceeds from private placement financing:	136.6%
Percentage averaged over term of the convertible debentures (2 years)	68.3%

(1)	Please see the table and related footnote disclosure set forth above under the caption “—Payments Made in Connection with Private Placement Financing” for further explanation and certain assumptions made in determining this amount.

(2)	Please see the tables and related footnote disclosure set forth above under the captions “—Potential Profits from Conversion of Debentures” and “—Potential Profits from Exercise of Warrants” for further explanation and certain assumptions made in determining these amounts.
PLAN OF DISTRIBUTION
     Each selling stockholder of our common stock and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
          Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
          In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
          Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including

Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares registered under the registration statement of which this prospectus forms a part have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities act
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.
          Our Certificate of Incorporation, as amended, also contains provisions to indemnify the directors and officers, or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as officers or directors.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
          The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Locke Lord Bissell & Liddell LLP, Dallas, Texas.
EXPERTS
          The consolidated financial statements as of December 31, 2006 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the report of Lane

Gorman Trubitt, L.L.P., an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements as of December 31, 2004 and 2005 and for the years then ended incorporated by reference in this prospectus have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-3 with the Commission under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Documents by Reference.”
          You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s world wide web site at http://www.sec.gov.
          We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and web site of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a web site at www.naturalhealthtrendscorp.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our web site as soon as reasonably practicable after this material is electronically filed with, or furnished to, the Commission. The reference to our web address does not constitute incorporation by reference of the information contained at that site.
INCORPORATION OF DOCUMENTS BY REFERENCE
          The Commission allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Our Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	The description of our shares of common stock contained in our Form 8-A dated June 20, 1995; and

•	Our Forms 8-K filed on January 9, 2007, February 26, 2007, March 6, 2007, March 19, 2007, April 17, 2007, April 26, 2007, May 9, 2007, May 16, 2007, May 30, 2007, August 30, 2007, October 19, 2007, October 22, 2007 and November 19, 2007 (as amended by a Form 8-K/A filed November 20, 2007); and

•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.
          We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas 75234
(972) 241-4080
Attn: General Counsel
          Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the common shares being registered. All of these expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee	$271
Accounting fees and expenses	$30,000
Legal fees and expenses	$30,000
Filing costs and other miscellaneous fees and expenses	$5,000

Total	$65,271

Item 15. Indemnification of Officers and Directors.
     The General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws provide for indemnification of the Company’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.
     In addition to the indemnification provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company has entered into an Indemnification Agreement with each of its directors and one executive officer (each, an “Indemnified Party”) pursuant to which the Company agrees to indemnify each Indemnified Party (1) in general, for all reasonable expenses (including attorneys’ fees) (which shall be advanced to the Indemnified Party) incurred by the Indemnified Party in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, formal or informal and any appeal from any of the foregoing, other than one initiated by the Indemnified Party (unless initiated by the Indemnified Party to enforce the Indemnified Party’s rights under such Indemnified Party’s Indemnification Agreement) (each of the foregoing, a “Proceeding”) to the fullest extent permitted by applicable law, (2) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, other than a Proceeding by or in the right of the Company, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and (3) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding brought by or in the right of the Company to procure a judgment in its favor in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and provided further that no indemnification will be provided in respect of any claim, issue or matter as to which such Indemnified Party is adjudged to be liable to the Company if applicable law prohibits such indemnification, proved that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that the court which is considering the matter shall so determine.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Number	Exhibit Description	Reference
4.1	Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp.	(a)

5.1	Legal Opinion of Locke Lord Bissell & Liddell LLP	†

23.1	Consent of Lane Gorman Trubitt, L.L.P.	*

23.2	Consent of BDO Seidman, LLP	*

23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)	†

24.1	Power of Attorney	†

99.1	Securities Purchase Agreement dated October 19, 2007 between the Company and certain Purchasers named therein	(b)

99.2	Form of Registration Right Agreement between the Company and certain Purchasers	(b)

99.3	Form of Variable Rate Convertible Debenture issued by the Company to certain Purchasers	(b)

99.3	Form of Seven-Year and One-Year Warrants to Purchase Shares of Common Stock of the Company issued to certain Purchasers	(b)

*	Filed herewith

†	Previously filed

(a)	Previously filed May 8, 2006, as an Exhibit to the Company’s Annual Report on Form 10-K, and incorporated herein by reference.

(b)	Previously filed October 22, 2007, as an Exhibit to the Company’s Form 8-K, and incorporated herein by reference.
Item 17. Undertakings
          The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 6, 2008.

NATURAL HEALTH TRENDS CORP.

Date: February 6, 2008	/s/ Chris T. Sharng

Chris T. Sharng
President (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris T. Sharng	President	February 6, 2008

Chris T. Sharng	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	February 6, 2008

Timothy S. Davidson	(Principal Financial and Accounting Officer)

*	Chairman of the Board and Director	February 6, 2008

Randall A. Mason

*	Director	February 6, 2008

Stefan W. Zuckut

* By: /s/ Chris T. Sharng	Director	February 6, 2008

Chris T. Sharng, Attorney-in-Fact

Exhibit
Number	Exhibit Description	Reference
4.1	Specimen Certificate for shares of common stock, $.001 par value per share, of Natural Health Trends Corp.	(a)

5.1	Legal Opinion of Locke Lord Bissell & Liddell LLP	†

23.1	Consent of Lane Gorman Trubitt, L.L.P.	*

23.2	Consent of BDO Seidman, LLP	*

23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)	†

24.1	Power of Attorney	†

99.1	Securities Purchase Agreement dated October 19, 2007 between the Company and certain Purchasers named therein	(b)

99.2	Form of Registration Right Agreement between the Company and certain Purchasers	(b)

99.3	Form of Variable Rate Convertible Debenture issued by the Company to certain Purchasers	(b)

99.3	Form of Seven-Year and One-Year Warrants to Purchase Shares of Common Stock of the Company issued to certain Purchasers	(b)

*	Filed herewith

†	Previously filed

(a)	Previously filed May 8, 2006, as an Exhibit to the Company’s Annual Report on Form 10-K, and incorporated herein by reference.

(b)	Previously filed October 22, 2007, as an Exhibit to the Company’s Form 8-K, and incorporated herein by reference.